EXHIBIT 2

FORM OF LOCKUP AGREEMENT

Ladies and Gentlemen:

The undersigned (the “Stockholder”) understands that: (i) Versartis Inc., a Delaware corporation (“Versartis” or “Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of June 3, 2018 (the “Merger Agreement”), with Aravive Biologics, Inc., a Delaware corporation (the “Company”) and Velo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation; and (ii) in connection with the Merger, stockholders of the Company will receive shares of Parent Common Stock. Capitalized terms used but not otherwise defined in this letter agreement will have the meanings ascribed to such terms in the Merger Agreement. This letter agreement shall not be effective until the effective time of the Merger (the “Effective Time”).

As a material inducement to the willingness of each of Versartis and the Company to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees that the Stockholder will not, subject to the exceptions set forth in this letter agreement, during the period commencing on the Effective Time and ending 180 days after the Closing Date (the “Restricted Period”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock, or any securities convertible into or exercisable or exchangeable for Parent Common Stock, including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities of Versartis which may be issued upon exercise of a stock option or warrant (collectively, the “Stockholder’s Shares”), or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock or such other securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise, in each case other than (i) transfers of the Stockholder’s Shares as charitable gifts or donations, (ii) transfers or dispositions of the Stockholder’s Shares directly as a gift to a member of the Stockholder’s immediate family, or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (iii) transfers or dispositions of the Stockholder’s Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (iv) transfers of the Stockholder’s Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (v) transfers that occur by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (vi) transfers or dispositions not involving a change in beneficial ownership, and (vii) if the Stockholder is a trust, transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary; provided that, in each case, the transferee agrees in writing to be bound by the terms and conditions of this letter agreement and either the Stockholder or the transferee provides Versartis with a copy of such agreement promptly upon consummation of any such Transfer; and provided, further, that in each case, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution

(other than filings made in respect of involuntary transfers or dispositions or a filing on a Form 5 made after the expiration of the Restricted Period) and any such transfer or distribution shall not involve a disposition for value. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Notwithstanding the restrictions imposed by this letter agreement, the Stockholder may (a) exercise an option (including a net or cashless exercise of an option) to purchase shares of Parent Common Stock or receive shares of Parent Common Stock upon settlement of a Parent RSU, and transfer shares of Parent Common Stock to Versartis (or, in the case of a Parent RSU, on the open market) to cover tax obligations of the Stockholder in connection with any such option exercise or RSU settlement, provided that the remaining shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this letter agreement, (b) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock, provided that such plan does not provide for any transfers of Parent Common Stock during the Restricted Period, and (c) transfer or dispose of shares of Parent Common Stock acquired on the open market following the Closing Date, provided that, with respect to (a) above, any filing under the Exchange Act, if required, shall include a footnote disclosure explaining that such exercise and sale was to cover tax obligations of such Stockholder, and with respect to (b) above, no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with the establishment of such a plan, provided that reasonable notice shall be provided to Versartis prior to any such filing, and provided further that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this letter agreement).

An attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of Versartis. In order to ensure compliance with the restrictions referred to herein, the Stockholder agrees that Versartis may issue appropriate “stop transfer” certificates or instructions. Versartis may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Stockholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Stockholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.

Upon the release of any of the Stockholder’s Shares from this letter agreement, Versartis will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates representing the Stockholder’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

The Stockholder understands that each of Versartis and the Company is relying upon this letter agreement in proceeding toward consummation of the Merger. The Stockholder also understands that other individuals or entities are executing similar Lock-Up Agreements in connection with the Merger Agreement (“Similar Agreement”). The Stockholder is executing this letter in part in reliance on the Company’s representation that (a) no amendment or modification will be made in any Similar Agreement unless the Stockholder is offered the opportunity to have the same modification or amendment made to this letter agreement and (b) no other signatory to a Similar Agreement will be released from the obligations of the Similar Agreement without notice to the Stockholder. The Stockholder further understands that this letter agreement is irrevocable and is binding upon the Stockholder’s heirs, legal representatives, successors and assigns.

If (a) the Merger Agreement is terminated in accordance with its terms or (b) as of immediately following the Effective Time, the shares of Parent Common Stock issued to the Stockholder in the Merger constitute less than five percent (5%) of the Parent Common Stock issued and outstanding at such time the Stockholder will be released from all obligations and liabilities under this letter agreement automatically and without notice or other action by any Person.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This letter agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.

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Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:

Name:

Title:

[Signature page to Lock-Up Agreement]